Exhibit 10.1

April 3, 2014

Bonnie J. Malley
Executive Vice President and Chief Financial Officer

Dear Bonnie:

This is to confirm a $350,000 one-time cash award to recognize your sustained leadership throughout the restatement process and the resumption by Phoenix of timely filings with the U.S. Securities and Exchange Commission (the “SEC”).

Terms of the One-Time Award
 The one-time award will be paid in three installments based on the performance milestones outlined in the table below:

Target Payout Date	Amount	Performance Milestone

After Filing of Phoenix’s 2012 Form 10-K	$175,000 (50%)	●	Filing of the 2012 Form 10-K with the SEC

After Filing of Phoenix’s 2013 Form 10-K	$87,500 (25%)	●	Filing of the 2013 Form 10-K with the SEC

After the timely filing of Phoenix’s Forms 10-Q	$87,500 (25%)	●	Timely filing of the Form 10-Q for third quarter 2014 and the filing of the Form 10-Q for third quarter 2013 on or prior to such date with the SEC

Eligibility for this one-time award is guaranteed and will be paid in the first payroll period following completion of the applicable performance milestone, subject to the following additional terms:

●
All payments are subject to Phoenix’s Compensation Recovery Policy (clawback policy).  In addition, the first payment is subject to recovery by Phoenix in the case of voluntary termination (including retirement) or involuntary termination for cause1 prior to the filing of the 2013 Form 10-K.  The second payment is subject to recovery under the same conditions prior to the filing of the Company’s Form 10-Q for third quarter 2014 and the filing of the Company’s Form 10-Q for the third quarter 2013.

●
For purposes of clarification, if you terminate your employment with Phoenix by resignation or retirement, or if your employment is terminated for cause, you will not receive any payments and any previous installment paid to you will be recouped, as set forth in the paragraph above.  However, if your employment is terminated by Phoenix without cause or by your death or disability (as defined in the Company’s long-term disability plan) on or before any of  the payment dates indicated above, you will receive the full award payable as soon as practicable after the date your employment is terminated and any previous installments will not be recouped.  In the event of recoupment, the amount recouped will be net of taxes and other withholdings on the payments.

●	Payments pursuant to this letter shall be subject to withholdings required by law.

Sincerely,

Jody A. Beresin
Senior Vice President, Administration

1
“Cause” means:  (i) your conviction of or plea of nolo contendere to, a felony; (ii) an act of willful (act, or failure to act, on your part done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of Phoenix and its subsidiaries or affiliates), misconduct on your part with regard to Phoenix or its affiliates having a material adverse impact on Phoenix or its affiliates (including, without limitation, a willful violation of Phoenix’s Code of Conduct); or (iii) your failure in good faith to attempt or refusal to perform lawful directives of the Phoenix Board of Directors or executive officers of Phoenix, as applicable, which directives are consistent with the scope and nature of your employment duties and responsibilities.